delivered to the foregoing attorneys-in-fact. This Power of Attorney revokes all previous powers of attorney with this Company with respect to the subject matter of this Power of Attorney . . /tl WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this±day of AvgvSt 2025. /s/ Kathryn M. Horgan Information Classification: Limited Access